Exhibit 11.1


                            ORBIT SEMICONDUCTOR, INC.

                         COMPUTATION OF INCOME PER SHARE

                    (In thousands, except per share amounts)

                                                                   Three Months Ended March 31,
                                                                  1996                    1995
                                                                  ----                    ----

Net income                                                       $ 606                   $1,781
                                                                 =====                   ======

Weighted average common shares outstanding                       7,366                    6,598

Common share equivalents related to stock options and
   warrants                                                        944                    1,325

Common stock issuable upon conversion of the Orbit Israel
   ordinary shares                                                 562                      562

KMOS convertible shareholder notes                                   - .                    200
                                                                 -----                    -----

Weighted average common and common equivalent shares             8,872                    8,685
                                                                 =====                    =====

Net income per share                                             $0.07                    $0.21
                                                                 =====                    =====


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